Patrick Industries, Inc.,
                             an Indiana Corporation
                             1800 South 14th Street
                             Elkhart, Indiana 46516



                       Re:  $18,000,000 6.82% Senior Notes
                             Due September 15, 2005


                                 PPN 703343 A* 4







                      Conformed Copy of the Note Agreement







                                                              Conformed Copy




                                                     Patrick Industries, Inc.
                                                              Note Agreement

                          Dated as of September 1, 1995


                       Re:  $18,000,000 6.82% Senior Notes
                             Due September 15, 2005











                                                              Execution Copy


                         Patrick Industries, Inc.
                              Note Agreement

                          Dated as of September 1, 1995

Re:  $18,000,000 6.82% Senior Notes
     Due September 15, 2005










                                Table of Contents

                          (Not a part of the Agreement)

Section            Heading                                           Page
Section 1.         Description of Notes and Commitment                   1
Section 1.1.       Description of Notes                                  1
Section 1.2.       Commitment, Closing Date                              2
Section 2.         Prepayment of Notes                                   2
Section 2.1.       Required Prepayments                                  2
Section 2.2.       Optional Prepayment with Premium                      2
Section 2.3.       Prepayment of Notes upon Change of Control            3
Section 2.4.       Notice of Optional Prepayments                        4
Section 2.5.       Application of Prepayments                            4
Section 2.6.       Direct Payment                                        4
Section 3.         Representations                                       4
Section 3.1.       Representations of the Company                        4
Section 3.2.       Representations of the Purchaser                      5
Section 4.         Closing Conditions                                    5
Section 4.1.       Conditions                                            5
Section 4.2.       Waiver of Conditions                                  7
Section 5.         Company Covenants                                     7
Section 5.1.       Corporate Existence, Etc                              7
Section 5.2.       Insurance                                             7
Section 5.3.       Taxes, Claims for Labor and Materials;
                     Compliance with Laws                                7
Section 5.4.       Maintenance, Etc                                      8
Section 5.5.       Nature of Business                                    8
Section 5.6.       Consolidated Adjusted Net Worth                       8
Section 5.7.       Limitations on Funded Debt                            8
Section 5.8.       Limitation on Liens                                   9
Section 5.9.       Mergers, Consolidations and Sales of Assets          11
Section 5.10.      Restricted Payments                                  13
Section 5.11.      Notes to Rank Pari Passu                             13
Section 5.12.      Guaranties                                           14
Section 5.13.      Repurchase of Notes                                  14
Section 5.14.      Transactions with Affiliates                         14
Section 5.15.      Termination of Pension Plans                         14
Section 5.16.      Reports and Rights of Inspection                     14
Section 5.17.      ERISA Disclosure                                     17
Section 6.         Events of Default and Remedies Therefor              17
Section 6.1.       Events of Default                                    17
Section 6.2.       Notice to Holders                                    19
Section 6.3.       Acceleration of Maturities                           19
Section 6.4.       Rescission of Acceleration                           19
Section 7.         Amendments, Waivers and Consents                     20
Section 7.1.       Consent Required                                     20
Section 7.2.       Solicitation of Holders                              20
Section 7.3.       Effect of Amendment or Waiver                        20
Section 8.         Interpretation of Agreement; Definitions             21
Section 8.1.       Definitions                                          21
Section 8.2.       Accounting Principles                                31
Section 8.3.       Directly or Indirectly                               31
Section 9.         Miscellaneous                                        31
Section 9.1.       Registered Notes                                     31
Section 9.2.       Exchange of Notes                                    31
Section 9.3.       Loss, Theft, Etc. of Notes                           32
Section 9.4.       Expenses, Stamp Tax Indemnity                        32
Section 9.5.       Powers and Rights Not Waived;
                     Remedies Cumulative                                33
Section 9.6.       Notices                                              33
Section 9.7.       Successors and Assigns                               33
Section 9.8.       Survival of Covenants and Representations            33
Section 9.9.       Severability                                         33
Section 9.10.      Governing Law                                        33
Section 9.11.      Submission to Jurisdiction.                          33
Section 9.12.      Captions                                             34
Section 9.13.      Additional Indebtedness                              34
Signature Page                                                          35
Attachments to Note Agreement:

Schedule I   Name and Address of Purchaser and Amount of Commitment

Schedule II Funded Debt, Capitalized Leases, Unfunded Pension Liability and Subsidiaries of the Company as of the Closing Date

Exhibit A      Form of 6.82% Senior Note Due September 15, 2005

Exhibit B      Representations and Warranties of the Company

Exhibit C      Description of Special Counsel's Closing Opinion

Exhibit D      Description of Closing Opinion of Counsel to the Company



                            Patrick Industries, Inc.
                             1800 South 14th Street
                             Elkhart, Indiana  46516

                                 Note Agreement


Re:  $18,000,000 6.82% Senior Notes

Due September 15, 2005
                                                                  Dated as of
                                                             September 1, 1995
To the Purchaser named in Schedule I
to this Agreement
Ladies and Gentlemen:

     The undersigned, Patrick Industries, Inc., an Indiana corporation (the "Company"), agrees with the purchaser named in Schedule I to this Agreement (the "Purchaser") as follows:

Section 1.  Description of Notes and Commitment.

     Section 1.1. Description of Notes. The Company will authorize the issue and sale of $18,000,000 aggregate principal amount of its 6.82% Senior Notes (the "Notes") to be dated the date of issue, to bear interest from such date at the rate of 6.82% per annum, payable semiannually on the fifteenth day of March and September in each year (commencing March 15, 1996) and at maturity and to bear interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the Overdue Rate after the date due, whether by acceleration or otherwise, until paid, to be expressed to mature on September 15, 2005, and to be substantially in the form attached hereto as Exhibit A. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity date except on the terms and conditions and in the amounts and with the premium, if any, set forth in Section 2 of this Agreement. The Notes are general unsecured and non-subordinated obligations of the Company and rank on parity in right of payment with all other unsecured and non-subordinated Indebtedness of the Company. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement. The terms which are capitalized herein shall have the meanings set forth in Section 8.1 unless the context shall otherwise require.

     Section 1.2. Commitment, Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, the entire issue of the Notes at a price equal to the principal amount thereof on the Closing Date hereafter mentioned.

     Delivery of the Notes will be made at the offices of Chapman and Cutler, 111 W. Monroe, Chicago, Illinois 60603, against payment therefor in Federal Reserve or other funds current and immediately available at the principal office of NBD Bank ABA #071201155 to the Company's account no. 0105104 in the amount of the purchase price at 10:00 A.M., Chicago, Illinois time, on September 14, 1995 or such later date (not later than September 21, 1995) as shall mutually be agreed upon by the Company and the Purchaser (the "Closing Date"). The Notes delivered to the Purchaser on the Closing Date will be delivered to the Purchaser in the form of a single registered Note in the form attached hereto as Exhibit A for the full amount of the Purchaser s purchase (unless different denominations are specified by the Purchaser), registered in the Purchaser's name or in the name of the Purchaser's nominee, as may be specified in
Schedule I attached hereto.

Section 2.  Prepayment of Notes.

     Section 2.1. Required Prepayments. In addition to paying the entire outstanding principal amount and the interest due on the Notes on the maturity date thereof, the Company agrees that on September 15 in each year, commencing September 15, 1999 and ending September 15, 2004, both inclusive, it will prepay and apply and there shall become due and payable on the principal indebtedness evidenced by the Notes an amount equal to the lesser of (a) $2,571,428 or (b) the principal amount of the Notes then outstanding. The entire remaining principal amount of the Notes shall become due and payable on September 15, 2005. No premium shall be payable in connection with any required prepayment made pursuant to this Section 2.1.

     In the event that the Company shall prepay less than all of the Notes pursuant to Section 2.2, the amounts of the prepayments required by this Section
2.1 shall be reduced by an amount which is the same percentage of such required prepayment as the percentage that the principal amount of Notes prepaid pursuant to Section 2.2 is of the aggregate principal amount of outstanding Notes immediately prior to such prepayment.

     Section 2.2. Optional Prepayment with Premium. In addition to the payments required by Section 2.1, upon compliance with Section 2.4, the Company shall have the privilege, at any time and from time to time of prepaying the outstanding Notes, either in whole or in part (but if in part then in a minimum principal amount of $1,000,000), by payment of the principal amount of the Notes, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Amount, determined as of two Business Days prior to the date of such prepayment pursuant to this Section 2.2.

     Section 2.3.  Prepayment of Notes upon Change of Control.

     (a) In the event that any Change of Control (as hereinafter defined) shall occur or the Company shall have knowledge of any proposed Change of Control, the Company will give written notice (the "Company Notice") of such fact in the manner provided in Section 9.6 hereof to the Holders. The Company Notice shall be delivered promptly upon receipt of such knowledge by the Company and in any event no later than one Business Day following the occurrence of any Change of Control. The Company Notice shall (1) describe the facts and circumstances of such Change of Control in reasonable detail, (2) make reference to this Section
2.3 and the right of the Holders of the Notes to require prepayment of the Notes on the terms and conditions provided for in this Section 2.3, (3) offer in writing to prepay the outstanding Notes, together with accrued interest to the date of prepayment, and (4) specify a date for such prepayment (the "Change of Control Prepayment Date"), which Change of Control Prepayment Date shall be not more than 90 days nor less than 30 days following the date of such Company Notice. Each holder of the then outstanding Notes shall have the right to accept such offer and require prepayment of the Notes held by such Holder in full by written notice to the Company (a "Noteholder Notice") given not later than 20 days after receipt of the Company Notice. The Company shall on the Change of Control Prepayment Date prepay in full all of the Notes held by Holders which have so accepted such offer of prepayment. The prepayment price of the Notes payable upon the occurrence of any Change of Control shall be an amount equal to 100% of the outstanding principal amount of the Notes so to be prepaid and accrued interest thereon to the date of such prepayment.

     (b)(1) Without limiting the foregoing, notwithstanding any failure on the part of the Company to give the Company Notice herein required as a result of the occurrence of a Change of Control, upon a Change of Control, each Holder shall have the right by delivery of written notice to the Company to require the Company to prepay, and the Company will prepay, such Holder s Notes in full, together with accrued interest thereon to the date of prepayment. Notice of any required prepayment pursuant to this Section 2.3(B)(1) shall be delivered by any Holder of the Notes which was entitled to, but did not receive, such Company Notice to the Company after such Holder has actual knowledge of such Change of Control. On the date (the "Change of Control Delayed Prepayment Date") designated in such Holder's notice (which shall be not more than 90 days nor less than 30 days following the date of such Holder's notice), the Company shall prepay in full all of the Notes held by such Holder, together with accrued interest thereon to the date of prepayment. If the Holder of any Note gives any notice pursuant to this Section 2.3(B)(1), the Company shall give a Company Notice within three Business Days of receipt of such notice and identify the Change of Control Delayed Prepayment Date to all other Holders of the Notes and each of such other Holders shall then and thereupon have the right to accept the Company's offer to prepay the Notes held by such Holder in full and require prepayment of such Notes by delivery of a Noteholder Notice within 20 days following receipt of such Company Notice; provided however that any date for prepayment of such Holder's Notes shall be the Change of Control Delayed Prepayment Date. On the Change of Control Delayed Prepayment Date, the Company shall prepay in full the Notes of each Holder thereof which has accepted such offer of prepayment at a prepayment price equal to 100% of the outstanding principal amount of the Notes so to be prepaid and accrued interest thereon to the date of such prepayment.

     (2) Compliance with the provisions of this Section 2.3(B) shall not be deemed to constitute a waiver of, or consent to, any Default or Event of Default caused by any violation of the provisions of Section 2.3(A).

     Section 2.4. Notice of Optional Prepayments. The Company will give notice of any prepayment of the Notes pursuant to Section 2.2 to each Holder not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (a) such date, (b) the principal amount of such Holder's Notes to be prepaid on such date, (c) that a premium may be payable, (d) the date when such premium will be calculated, (e) the estimated premium, together with a reasonably detailed computation of such estimated premium, and (f) the accrued interest applicable to the prepayment. Such notice of prepayment shall also certify all facts, if any, which are conditions precedent to any such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the premium, if any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice. Two Business Days prior to the prepayment date specified in such notice, the Company shall provide each Holder written notice of the premium, if any, payable in connection with such prepayment and, whether or not any premium is payable, a reasonably detailed computation of the Make-Whole Amount.

     Section 2.5. Application of Prepayments. All partial prepayments made pursuant to Section 2.1 or Section 2.2 shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amounts thereof. All partial prepayments made pursuant to Section 2.3 shall be applied only to the Notes of the Holders who have elected to participate in such prepayment.

     Section 2.6. Direct Payment. Notwithstanding anything to the contrary contained in this Agreement or the Notes, in the case of any Note owned by any Holder that is a Purchaser or any other Institutional Holder which has given written notice to the Company requesting that the provisions of this Section 2.6 shall apply, the Company will punctually pay when due the principal thereof, interest thereon and premium, if any, due with respect to said principal, without any presentment thereof, directly to such Holder at its address set forth in Schedule I hereto or such other address as such Holder may from time to time designate in writing to the Company or, if a bank account with a United States bank is so designated for such Holder, the Company will make such payments in immediately available funds to such bank account, no later than 11:00 a.m., Chicago, Illinois time, on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as such Holder may from time to time direct in writing. If for any reason whatsoever the Company does not make any such payment by such 11:00 a.m. transmittal time, such payment shall be deemed to have been made on the next following Business Day and such payment shall bear interest at the Overdue Rate.

Section 3.  Representations.

     Section 3.1. Representations of the Company. The Company represents and warrants that all representations and warranties set forth in Exhibit B are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

     Section 3.2.  Representations of the Purchaser.

     (a) The Purchaser represents, and in entering into this Agreement the Company understands, that the Purchaser is acquiring the Notes for the purpose of investment and not with a view to the distribution thereof, and that the Purchaser has no present intention of selling, negotiating or otherwise disposing of the Notes; it being understood, however, that the disposition of the Purchaser's property shall at all times be and remain within its control.

     (b) The Purchaser further represents that either: (1) the Purchaser is acquiring the Notes with assets from the Purchaser's general account and not with the assets of any separate account in which any employee benefit plan has any interest; (2) no part of the funds to be used by the Purchaser to purchase the Notes constitutes assets allocated to any separate account maintained by the Purchaser such that the application of such funds constitutes a prohibited transaction under Section 406 of ERISA; (3) the source of funds to be used by the Purchaser to pay the purchase price of the Notes is an "insurance company general account" within the meaning of Department of Labor Prohibited Transaction Class Exemption 95-60 ("PTE 95-60") (issued July 12, 1995) and the purchase of the Notes by the Purchaser is eligible for and satisfies the requirements of PTE 95-60; or (4) all or a part of such funds constitute assets of one or more separate accounts, trusts or a commingled pension trust maintained by the Purchaser, and the Purchaser has disclosed to the Company the names of such employee benefit plans whose assets in such separate account or accounts or pension trusts exceed 10% of the total assets or are expected to exceed 10% of the total assets of such account or accounts or trusts as of the date of such purchase and the Company has advised the Purchaser in writing (and in making the representations set forth in this clause(4) the Purchaser is relying on such advice) that the Company is not a party-in-interest nor are the Notes employer securities with respect to the particular employee benefit plan disclosed to the Company by the Purchaser as aforesaid (for the purpose of this clause(4), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan). As used in this Section 3.2(B), the terms "separate account," "party-in-interest," "employer securities" and "employee benefit plan" shall have the respective meanings assigned to them in ERISA.

Section 4.  Closing Conditions.

     Section 4.1. Conditions. The obligation of the Purchaser to purchase the Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

     (a) Closing Certificate. The Purchaser shall have received a certificate dated the Closing Date, signed by the President or a Vice President of the Company, the truth and accuracy of which shall be a condition to the Purchaser's obligation to purchase the Notes proposed to be sold to the Purchaser and to the effect that (1)the representations and warranties of the Company set forth in Exhibit B hereto are true and correct on and with respect to the Closing Date,
(2)the Company has performed all of its obligations hereunder which are to be performed on or prior to the Closing Date, and (3)no Default or Event of Default has occurred and is continuing.

     (b) Legal Opinions. The Purchaser shall have received from Chapman and Cutler, who are acting as special counsel to the Purchaser in this transaction, and from McDermott, Will & Emery, counsel for the Company, their respective opinions dated the Closing Date, in form and substance satisfactory to the Purchaser, and covering the matters set forth in Exhibits C and D, respectively, hereto.

     (c) Company's Existence and Authority. On or prior to the Closing Date, the Purchaser shall have received, in form and substance reasonably satisfactory to the Purchaser and special counsel to the Purchaser, such documents and evidence with respect to the Company as special counsel to the Purchaser may reasonably request in order to establish the existence and good standing of the Company and the authorization of the transactions contemplated by this Agreement.

     (d) Private Placement Number. On or prior to the Closing Date, special counsel to the Purchaser shall have duly made the appropriate filings with Standard & Poor's CUSIP Service Bureau, as agent for the National Association of Insurance Commissioners, in order to obtain a private placement number for the Notes.

     (e) Funding Instructions. At least three Business Days prior to the Closing Date, the Purchaser shall have received written instructions executed by a Responsible Officer of the Company directing the manner of the payment of funds and setting forth (1) the name and address of the transferee bank, (2) such transferee bank's ABA number, (3) the account name and number into which the purchase price for the Notes is to be deposited, and (4) the name and telephone number of the account representative responsible for verifying receipt of such funds.

     (f) Special Counsel Fees. Concurrently with the delivery of the Notes to the Purchaser on the Closing Date, the reasonable charges and disbursements of Chapman and Cutler, special counsel to the Purchaser, shall have been paid by the Company.

     (g) Legality of Investment. The Notes to be purchased by the Purchaser shall be a legal investment for the Purchaser under the laws of each jurisdiction to which the Purchaser may be subject (without resort to any so-called "basket provisions" to such laws).

     (h) Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to the Purchaser and special counsel to the Purchaser, and the Purchaser shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

     Section 4.2. Waiver of Conditions. If on the Closing Date the Company fails to tender to any Purchaser the Notes to be issued to the Purchaser on such date or if the conditions specified in Section 4.1 have not been fulfilled, the Purchaser may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in
Section 4.1 have not been fulfilled, the Purchaser may waive compliance by the Company with any such condition to such extent as the Purchaser may in its sole discretion determine. Nothing in this Section 4.2 shall operate to relieve the Company of any of its obligations hereunder or to waive any Purchaser's rights against the Company.

Section 5. Company Covenants. From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

     Section 5.1. Corporate Existence, Etc. The Company will preserve and keep in full force and effect, and will cause each Material Subsidiary to preserve and keep in full force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business, provided that the foregoing shall not prevent any transaction permitted by Section 5.9.

     Section 5.2. Insurance. The Company will maintain, and will cause each Material Subsidiary to maintain, insurance coverage by financially sound and reputable insurers and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.

     Section 5.3.  Taxes, Claims for Labor and Materials; Compliance with Laws'.
(a) The Company will promptly pay and discharge, and will cause each Material Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Material Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Material Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of the Company or such Material Subsidiary; provided the Company or such Material Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (1)the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Material Subsidiary or any material interference with the use thereof by the Company or such Material Subsidiary, and (2)the Company or such Material Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto.

     (b) The Company will promptly comply and will cause each Material Subsidiary to promptly comply with all laws, ordinances or governmental rules and regulations to which it is subject, including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all Environmental Laws, the violation of which could have a Material Adverse Effect or would result in any Lien not permitted under Section 5.8.

     Section 5.4. Maintenance, Etc. The Company will maintain, preserve and keep, and will cause each Material Subsidiary to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

     Section 5.5. Nature of Business. Neither the Company nor any Material Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Material Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Material Subsidiaries on the date of this Agreement.

     Section 5.6. Consolidated Adjusted Net Worth. The Company will at all times keep and maintain Consolidated Adjusted Net Worth at an amount not less than the sum of (a) $35,000,000 plus (b) the aggregate of 40% of positive Consolidated Net Earnings on a cumulative basis for each fiscal year ending after December 31, 1994; provided that for purposes of the foregoing calculation, Consolidated Net Earnings shall be deemed to be zero for any period for which Consolidated Net Earnings is less than or equal to zero.

     Section 5.7. Limitations on Funded Debt. (a) The Company will not, and will not permit any Subsidiary to, create, assume, guarantee or otherwise incur any Funded Debt, except:

     (1)  Funded Debt evidenced by the Notes;

     (2) Funded Debt of the Company and its Subsidiaries outstanding as of the date of this Agreement and described on Schedule II hereto or any extension, renewal or refunding of any such Funded Debt without increase in the principal amount thereof at the time of such extension, renewal or refunding plus the aggregate premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal or refunding;

     (3) additional Funded Debt of the Company and its Subsidiaries incurred after the Closing Date, provided, however, that Consolidated Funded Debt shall not exceed the respective percentages of Consolidated Total Capitalization for the period set forth opposite such percentages below:

                                                        Maximum Percentage of
                                                       Consolidated Funded Debt
                                                        to Consolidated Total
                                Period                      Capitalization

                  Closing Date through December 31,              60%
                  1997
                  January 1, 1998 and thereafter                 55%

     (4) additional Priority Debt, provided, however, that the Company will not at any time permit the aggregate amount of outstanding Priority Debt to exceed an amount equal to 15% of Consolidated Adjusted Net Worth.

     (b) Any Person which becomes a Subsidiary after the date hereof shall for all purposes of this Section 5.7 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary and which shall be subject to the terms and limitations set forth in Section 5.7(A)(3), all Funded Debt of such Person existing immediately after it becomes a Subsidiary.

     Section 5.8.  Limitation on Liens.

     (a) The Company will not, and will not permit any Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

     (1) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided that payment thereof is not at the time required by Section 5.3;

     (2) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured within 60 days after the expiration of any such stay;

     (3) Liens incidental to the conduct of business or the ownership of properties and assets (including, without limitation, Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature, in any such case incurred in the ordinary course of business and not in connection with the borrowing of money and which do not in any event materially impair the use of such property in the operation of the business of the Company and its Subsidiaries taken as a whole, or the value of such property for the purposes of such business, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

     (4) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Subsidiaries taken as a whole, or the value of the property for the purposes of such business;

     (5) Liens securing Debt of a Subsidiary to the Company or to a Wholly-owned Subsidiary;

     (6) Liens existing as of the Closing Date and described on Schedule II hereto and any extension, renewal or replacement of such Liens, provided that, with respect to any such extension, renewal or replacement, (i) the principal amount of Debt so secured at the time of such extension, renewal or replacement shall not be increased in aggregate principal amount plus the aggregate premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal or replacement and such Debt would be otherwise permitted pursuant to the terms of this Agreement including, without limitation, Section 5.7 and (ii) such extension, renewal or replacement shall be limited to all or any part of the same property that secured the Lien extended, renewed, or replaced;

     (7) Liens incurred after the Closing Date given to secure the payment of the purchase price incurred in connection with the acquisition, construction or improvement of fixed assets of the Company or any Subsidiary, which Liens are incurred contemporaneously with or within 180 days after the payment of such purchase price or completion of such construction, and Liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by the Company or any Subsidiary of any business entity then owning such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach, provided that (i) the Lien shall attach solely to the fixed assets acquired, constructed or improved, (ii) at the time of acquisition, construction or improvement of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets whether or not assumed by the Company or any Subsidiary shall not exceed an amount equal to 100% of the fair market value at the time of acquisition, construction or improvement of such fixed assets (as determined in good faith by the Board of Directors of the Company), and (iii) all Debt secured by such Liens shall have been incurred within the applicable limitations of this Agreement including, without limitation, Section 5.7; and

     (8)  in addition to the liens permitted under Section 5.8(A)(1) through
(7), Liens securing Debt of the Company or any Subsidiary incurred within the limitations of Section 5.7(A)(4).

     (b) In the event that any property, asset or income or profits therefrom is subjected to a Lien not expressly enumerated in this Section 5.8, the Company will make or cause to be made provisions whereby the Notes will be secured equally and ratably with all other obligations secured thereby and the Company shall furnish to the holders of the Notes an opinion of independent counsel (which independent counsel shall be reasonably satisfactory to the holders of at least 66-2/3% of the principal amount of the Notes at the time outstanding), reasonably satisfactory in form and substance to the holders of at least 66-2/3% of the principal amount of the Notes at the time outstanding, to such effect, and in any case the Notes shall have the benefit, to the full extent that, and with such priority as, the Holders may be entitled thereto under applicable law, of an equitable Lien on such property, asset, income or profits securing the Notes.

     Section 5.9.  Mergers, Consolidations and Sales of Assets.

     (a) The Company will not, and will not permit any Subsidiary to, consolidate with or be a party to a merger with any other Person, or sell, lease or otherwise dispose of all or substantially all of its assets; provided that:

          (1) any Subsidiary may merge or consolidate with or into the Company or any other Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation;

          (2) the Company may consolidate or merge with or into any other corporation if (i) the corporation which results from such consolidation or merger (the "surviving corporation") is organized under the laws of any state of the United States or the District of Columbia, (ii) the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observation of all of the covenants in the Notes and this Agreement to be performed or observed by the Company are expressly assumed in writing by the surviving corporation (if other than the Company) and the surviving corporation shall furnish to the Holders an opinion of counsel satisfactory to such Holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, and (iii)at the time of such consolidation or merger and immediately after giving effect thereto, (A) no Default or Event of Default would exist and (B)the surviving corporation would be permitted by the provisions of Section 5.7(B) to incur at least $1.00 of additional Funded Debt;

          (3) the Company may sell or otherwise dispose of all or substantially all of its assets (other than stock and Indebtedness of a Subsidiary, which may only be sold or otherwise disposed of pursuant to Section 5.9(C)) to any Person for consideration which represents the fair market value of such assets (as determined in good faith by the Board of Directors of the Company, a copy of which determination, certified by the Secretary or an Assistant Secretary of the Company, shall have been furnished to the Holders) at the time of such sale or other disposition if (i) the acquiring Person is a corporation organized under the laws of any state of the United States or the District of Columbia, (ii) the due and punctual payment of the principal of and premium, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants in the Notes and in this Agreement to be performed or observed by the Company are expressly assumed in writing by the acquiring corporation and the acquiring corporation shall furnish to the Holders an opinion of counsel satisfactory to such Holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such acquiring corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, and (iii) at the time of such sale or disposition and immediately after giving effect thereto, (A) no Default or Event of Default would exist and (B) the acquiring corporation would be permitted by the provisions of Section 5.7(B) to incur at least $1.00 of additional Funded Debt.

     (b) The Company will not, and will not permit any Subsidiary to, sell, lease, transfer, abandon or otherwise dispose of all or a Substantial Part of its assets including shares of stock of a Subsidiary (including as "stock for the purposes of this Section 5.9 any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock, said stock, options, warrants and other Securities herein called "Subsidiary Stock") (except assets sold in the ordinary course of business for fair market value and except as provided in Section 5.9(A)(3)); provided that the foregoing restrictions do not apply to:

          (1) the sale, lease, transfer or other disposition of assets of a Subsidiary to the Company or a Wholly-owned Subsidiary; or

          (2) the sale of assets or Subsidiary Stock for cash or other property to a Person or Persons other than an Affiliate if all of the following conditions are met:

          (i) in the opinion of the Company's Board of Directors, the sale is for fair value and is in the best interests of the Company; and

          (ii) immediately after the consummation of the transaction and after giving effect thereto, no Event of Default would exist.

     For purposes of this Section 5.9(B), a "Substantial Part" shall mean (i) assets or Subsidiary Stock (valued at net book value) which, together with all other assets and Subsidiary Stock of the Company and its Subsidiaries previously disposed of during the same fiscal year (other than in the ordinary course of business), exceed 10% of Consolidated Total Assets, or (ii) assets or Subsidiary Stock (valued at net book value) which, together with all other assets and Subsidiary Stock of the Company and its Subsidiaries previously disposed of during the period from the date of this Agreement to and including the date of the sale of such assets or such Subsidiary Stock (other than in the ordinary course of business), exceed 25% of Consolidated Total Assets, in each such case determined as of the end of the fiscal quarter immediately preceding such sale; provided, however, that for purposes of determining a "Substantial Part," there shall not be included any assets or Subsidiary Stock the proceeds of which were or are applied within 12 months of the date of sale of such assets to either (x) the acquisition of fixed assets useful and intended to be used in the operation of the business of the Company and its Subsidiaries as described in Section 5.5 and having a fair market value (as determined in good faith by the Board of Directors of the Company) at least equal to that of the assets so disposed of or
(y) the prepayment at any applicable prepayment premium, on a pro rata basis, of Funded Debt of the Company. It is understood and agreed by the Company that any such proceeds paid and applied to the prepayment of the Notes as hereinabove provided shall be prepaid as and to the extent provided in Section 2.2.


     Section 5.10.  Restricted Payments.

     (a)  The Company will not except as hereinafter provided:

          (1) Declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of common stock of the Company);

          (2) Directly or indirectly, or through any Subsidiary or through any Affiliate of the Company, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net cash proceeds to the Company from the substantially concurrent issue or sale of shares of common stock of the Company or warrants, rights or options to purchase or acquire any shares of its common stock); or

          (3) Make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock;

(such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options and all such other payments or distributions being herein collectively called "Restricted Payments"), if, after giving effect to the proposed Restricted Payment, an Event of Default would exist.

     Section 5.11. Notes to Rank Pari Passu. The Company will keep and maintain the obligations of the Company with respect to the Notes and all other monetary obligations outstanding at any time to the Holders under this Agreement as direct obligations of the Company ranking pari passu as against the assets of the Company with all other present and future Funded Debt of the Company, except to the extent such Funded Debt is secured by a Lien permitted under this Agreement.

     Section 5.12. Guaranties. The Company will not, and will not permit any Subsidiary to, become or be liable in respect of any Guaranty except Guaranties by the Company which are limited in amount to a stated maximum dollar exposure or which constitute Guaranties of obligations incurred by any Subsidiary in compliance with the provisions of this Agreement.

     Section 5.13. Repurchase of Notes. Neither the Company nor any Subsidiary or Affiliate, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless an offer has been made to repurchase Notes, pro rata, from all Holders at the same time and upon the same terms. In case the Company or any Subsidiary or Affiliate repurchases or otherwise acquires any Notes, such Notes shall immediately thereafter be cancelled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the purchase or other acquisition of any Notes by the Company, any Subsidiary or any Affiliate, such Notes shall no longer be outstanding for purposes of any section of this Agreement relating to the taking by the Holders of any actions with respect hereto, including, without limitation, Section 6.3, Section 6.4 and
Section 7.1.

     Section 5.14. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

     Section 5.15. Termination of Pension Plans. The Company will not and will not permit any Subsidiary to withdraw from any Multiemployer Plan or permit any employee benefit plan maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any property of the Company or any Subsidiary pursuant to Section 4068 of ERISA.

     Section 5.16. Reports and Rights of Inspection. The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Company or such Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to the Holders pursuant to this Section 5.16 and concurred in by the independent public accountants referred to in Section 5.16(B)), and will furnish to each Institutional Holder (in duplicate if so specified below or otherwise requested):

     (a) Quarterly Statements. Within 45 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

          (1) unaudited consolidated balance sheets of the Company and its Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended,

          (2) unaudited consolidated statements of income of the Company and its Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and

          (3) unaudited consolidated statements of cash flows of the Company and its Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, all in reasonable detail and certified as complete and correct by an authorized financial officer of the Company;

     (b) Annual Statements. Within 90 days after the close of each fiscal year of the Company, copies of:

          (1) consolidated balance sheets of the Company and its Subsidiaries as of the close of such fiscal year, and

          (2) consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such fiscal year, in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by the Company to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances;

     (c) Audit Reports. Promptly upon the request of any Holder, one copy of each interim or special audit made by independent accountants of the books of the Company or any Subsidiary and any management letter received from such accountants;

     (d) SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to its creditors and stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Subsidiaries;

     (e) ERISA Reports. Promptly upon the occurrence thereof, written notice of (1) a Reportable Event with respect to any Plan; (2) the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan; (3) the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Plan; (4) a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA in connection with any Plan; (5) any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement welfare liability; or (6) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;

     (f) Officer's Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of the chief financial officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth: (1) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of Sections 5.6 through 5.9 at the end of the period covered by the financial statements then being furnished, and (2) whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

     (g)  Accountant's Certificates.  Within the period provided in paragraph
(b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof; and

     (h) Requested Information. With reasonable promptness, such other data and information as any Institutional Holder may reasonably request.

Without limiting the foregoing, the Company will permit each Institutional Holder (or such Persons as such Institutional Holder may designate), to visit and inspect, under the Company's guidance, any of the properties of the Company or any Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with any Institutional Holder the finances and affairs of the Company and its Subsidiaries), all at such reasonable times and as often as may be reasonably requested. Any visitation shall be at the sole expense of such Institutional Holder, unless a Default or Event of Default shall have occurred and be continuing or any Holder or the holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any written notice or takes any other action with respect to a claimed default, in which case, the out-of-pocket expenses incurred by each such Institutional Holder in connection with any such visitation or inspection shall be at the sole expense of the Company.

     Section 5.17. ERISA Disclosure. The Company will create and attach hereto as Schedule III a complete list of all "employee benefit plans" (as defined in this Section 5.17) with respect to which the Company is a "party in interest" (as defined in this Section 5.17) or in respect of which the Notes could constitute an "employer security" (as defined in this Section 5.17). The Company will update such list to add any "employee benefit plans" with respect to which the Company becomes a "party in interest" after closing and before the later of (i)full prepayment, or (ii)sale of the Notes by the Purchaser. As used in this Section 5.17, the terms "employee benefit plan" and "party in interest" have the meaning specified in Section 3 of ERISA, and "employer security" has the meaning specified in Section V of PTE 95-60, published at 60 FR 35925, July 12, 1995.

Section 6.  Events of Default and Remedies Therefor.

     Section 6.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" as such term is used herein:

     (a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than five Business Days; or

     (b) Default shall occur in the making of any required prepayment on any of the Notes as provided in Section 2.1; or

     (c) Default shall occur in the making of any other payment of the principal of any Note or premium, if any, thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

     (d) Default shall occur in the observance or performance of any covenant or agreement contained in Section 5.6 through Section 5.10; or

     (e) Default shall occur in the observance or performance of any other provision of this Agreement which is not remedied within 30 days after the earlier of (1)the day on which a Responsible Officer of the Company first obtains knowledge of such default, or (2)the day on which written notice thereof is given to the Company by any Holder; or

     (f) Default shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Debt (other than the Notes) of the Company or any Subsidiary aggregating in excess of $5,000,000 and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

     (g) Default or the happening of any event shall occur under any indenture, agreement or other instrument under which any Debt (other than the Notes) of the Company or any Subsidiary aggregating in excess of $5,000,000 may be issued and such default or event results in the acceleration of the maturity of any such Debt of the Company or any Subsidiary outstanding thereunder or the Company or such Subsidiary; or

     (h) Any representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

     (i) Final judgment or judgments for the payment of money aggregating in excess of $1,000,000 is or are outstanding against the Company or any Subsidiary or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 45 days from the date of its entry; or

     (j) A custodian, liquidator, trustee or receiver is appointed for the Company or any Material Subsidiary or for the major part of the property of either and is not discharged within 60 days after such appointment; or

     (k) The Company or any Material Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Material Subsidiary applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Material Subsidiary or for the major part of the property of either; or

     (l) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Material Subsidiary and, if instituted against the Company or any Material Subsidiary, are consented to or are not dismissed within 60 days after such institution.

     Section 6.2. Notice to Holders. When any Event of Default described in the foregoing Section 6.1 has occurred, or if any Holder or the holder of any other evidence of Debt of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three Business Days of such event to all Holders.

     Section 6.3. Acceleration of Maturities. When any Event of Default described in paragraph(a), (b) or (c) of Section 6.1 has happened and is continuing, any Holder may, by notice in writing sent to the Company in the manner provided in Section 9.6, declare the entire principal and all interest accrued on the Notes held by such Holder to be, and such Notes shall thereupon become forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraphs (a) through (i), inclusive, of said
Section 6.1 has happened and is continuing, any Holder or Holders holding at least 25% in aggregate principal amount of the outstanding Notes may, by notice in writing to the Company in the manner provided in Section 9.6, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph(j), (k) or (l) of
Section 6.1 has occurred, then the entire principal of and all interest accrued on all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the Holders the entire principal and interest accrued on the Notes and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount, determined as of the date on which the Notes shall so become due and payable. No course of dealing on the part of a Holder or any delay or failure on the part of any Holder to exercise any right shall operate as a waiver of such right or otherwise prejudice such Holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to each Holder all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such Holder's or Holders' attorneys for all services rendered in connection therewith.

     Section 6.4. Rescission of Acceleration. The provisions of Section 6.3 are subject to the condition that if the principal of and accrued interest on all outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs(a) through
(i), inclusive, of Section 6.1, the Holders holding at least 66-2/3% in aggregate principal amount of the outstanding Notes may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

     (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

     (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under Section 6.3) shall have been duly paid; and

     (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to Section 7.1;

and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

Section 7.  Amendments, Waivers and Consents.

     Section 7.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the Holders holding at least 66-2/3% in aggregate principal amount of the outstanding Notes; provided that without the written consent of all of the Holders, no such amendment or waiver shall be effective (a) which will change the time of payment (including any prepayment required by Section 2.1) of the principal of or the interest on any Note or change the principal amount thereof or change the rate of interest thereon or change the maturity date on any Note, or (b) which will change any of the provisions with respect to optional prepayments, or (c) which will change the percentage of Holders required to consent to any such amendment or waiver of any of the provisions of this Section 7 or Section 6.

     Section 7.2. Solicitation of Holders. So long as there are any Notes outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each Holder (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Holder as consideration for or as an inducement to entering into by such Holder of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently offered, on the same terms, ratably to all Holders whether or not each Holder consents to such proposed waiver or amendment. Promptly and in any event within 30 days of the date of execution and delivery of any such waiver or amendment, the Company shall provide a true, correct and complete copy thereof to each of the Holders.

     Section 7.3. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the Holders and shall be binding upon them, upon each future Holder and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

Section 8.  Interpretation of Agreement; Definitions'.

     Section 8.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

     "Affiliate" shall mean any Person (other than a Subsidiary) (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (b) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or (c) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

     "Agreement" shall mean this Note Agreement dated as of September 1, 1995 among the Company and the Purchaser.

     "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in Chicago, Illinois or Elkhart, Indiana are required by law to close or are customarily closed.

     "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

     "Capitalized Rentals" of any Person shall mean as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

     "Change of Control" shall mean and include each and every issue, transfer or other disposition of shares of the stock of the Company (including, without limitation, pursuant to a merger or consolidation otherwise permitted hereunder) which results in a Person or a Group (other than the Current Management Group) beneficially owning or controlling, directly or indirectly, greater than 50% of the Voting Stock of the Company.

     "Change of Control Delayed Prepayment Date" shall have the meaning set forth in Section 2.3.

     "Change of Control Prepayment Date" shall have the meaning set forth in
Section 2.3.

     "Closing Date" shall have the meaning set forth in Section 1.2.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations from time to time promulgated thereunder.

     "Company" shall mean Patrick Industries, Inc., an Indiana corporation, and any Person who succeeds to all, or substantially all, of the assets and business of Patrick Industries, Inc.

     "Company Notice" shall have the meaning set forth in Section 2.3.

     "Consolidated Adjusted Net Worth" shall mean, as of the date of any determination thereof, the aggregate amount of stockholders' equity, preferred stock, Minority Interests and deferred tax credits of the Company and its Subsidiaries set forth in the most recent quarterly or annual consolidated financial statements of the Company and its Subsidiaries increased by an amount equal to the SFAS 106 Adjustment and reduced by the positive amount, if any, by which the aggregate amount of all Consolidated Intangible Assets entered on the accounts of the Company and its Subsidiaries after the Closing Date on a consolidated basis exceeds 10% of Consolidated Total Assets set forth in such financial statements.

     "Consolidated Funded Debt" shall mean without duplication all Funded Debt of the Company and its Subsidiaries, determined on a consolidated basis after eliminating intercompany items.

     "Consolidated Intangible Assets" shall mean as of the date of any determination thereof the total amount of all goodwill, patents, trade names, trade marks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets other than prepaid insurance and prepaid taxes, the excess of cost of shares acquired over book value of related assets and such other assets of the Company and its Subsidiaries determined on a consolidated basis as are properly classified as "intangible assets" in accordance with GAAP.

     "Consolidated Net Earnings" for any period shall mean the gross revenues of the Company and its Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

     (a) any gains or losses on the sale or other disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

     (b)  the proceeds of any life insurance policy;

     (c) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

     (d) net earnings and losses of any corporation (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Subsidiary, realized by such corporation prior to the date of such acquisition;

     (e) net earnings and losses of any corporation (other than a Subsidiary) with which the Company or a Subsidiary shall have consolidated or which shall have merged into or with the Company or a Subsidiary prior to the date of such consolidation or merger;

     (f) net earnings of any business entity (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of cash distributions;

     (g) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Subsidiary;

     (h) earnings resulting from any reappraisal, revaluation or write-up of assets;

     (i) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

     (j) any gain arising from the acquisition of any Securities of the Company or any Subsidiary;

     (k) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period; and

     (l)  any other extraordinary gain or loss.

     "Consolidated Total Assets" shall mean as of the date of any determination thereof the total amount of all assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

     "Consolidated Total Capitalization" shall mean as of the date of any determination thereof, the sum of (a)Consolidated Funded Debt plus (b) Consolidated Adjusted Net Worth.

     "Current Management Group" shall mean (i) Mervin Lung, David Lung, Thomas Baer, Keith Kankel and Harold Wyland or (ii) any Group which includes and is under the general direction and control of two or more of the above-named persons.

     "Debt of any Person" shall mean and include all obligations of such Person for borrowed money which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include (without duplication) all (a) obligations of such Person for borrowed money or obligations of such Person for borrowed money which have been incurred in connection with the acquisition of property or assets, (b) obligations for borrowed money secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (c) obligations for borrowed money created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (d)Capitalized Rentals, (e)Guaranties of obligations of others of the character referred to in this definition, and (f) the redemption obligations in respect of such Person's Redeemable Preferred Stock; provided that "Debt" shall not include the Unfunded Pension Liability of the Plans of the Company and its Subsidiaries which amount, as of the Closing Date, is reflected in Schedule II hereto.

     "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

     "Environmental Law" shall mean any international, federal, state or local statute, law, regulation, order, consent decree, judgment, permit, license, code, covenant, deed restriction, common law, treaty, convention, ordinance or other requirement relating to public health, safety or the environment, including, without limitation, those relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste, or Hazardous Substances or crude oil, or any fraction thereof, or to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any regulation, order, notice or demand issued pursuant to such law, statute or ordinance, in each case applicable to the property of the Company and its Subsidiaries or the operation, construction or modification of any thereof, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Safe Drinking Water Control Act, the Clean Air Act of 1966, as amended, the Toxic Substances Control Act of 1976, the Emergency Planning and Community Right-to-Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990 and any similar or implementing state law, and any state statute and any further amendments to these laws providing for financial responsibility for cleanup or other actions with respect to the release or threatened release of Hazardous Substances or crude oil, or any fraction thereof, and all rules, regulations, guidance documents and publications promulgated thereunder.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

     "ERISA Affiliate" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

     "Event of Default" shall have the meaning set forth in Section 6.1.

     "Funded Debt" of any Person shall mean and include, as of the date of any determination thereof (and without duplication), (a)all Debt of such Person having a final maturity of more than one year from the date of issuance thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof (excluding any portion thereof constituting an interest payment) that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP;
(b) all Capitalized Rentals of such Person, and (c)all Guarantees by such Person of Funded Debt of others. "Funded Debt" shall not include Debt of such Person outstanding under any credit line, revolving credit or similar agreement (and renewals or extensions thereof) which Debt is fully paid
(and not refinanced) for a period of not less than 30 consecutive days in the immediately preceding twelve calendar month period; provided, that at the time of or as a result of the making of any such payment, no Event of Default shall have occurred and be continuing at any time during such 30 consecutive day period.

     "GAAP" shall mean generally accepted accounting principles at the time in the United States.

     "Group" shall mean any group of related persons constituting a "group for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor provision.

     "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (1) for the purchase or payment of such Indebtedness or obligation, or
(2) to maintain working capital or any balance sheet or income statement condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (c) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (d) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

     "Hazardous Substance" shall mean any hazardous or toxic material, substance or waste, pollutant or contaminant which is regulated under any statute, law, ordinance, rule or regulation of any local, state, regional or federal authority having jurisdiction over the property of the Company and its Subsidiaries or its use, including but not limited to any material, substance or waste which is:
(a) defined as a hazardous substance under the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976; (b) regulated as a hazardous waste under the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984; (c) defined as a hazardous substance under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization
Act of 1986; or (d) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes.

     "Holder" shall mean any Person which is, at the time of reference, the registered Holder of any Note.

     "Indebtedness" of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all
(a)obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets, (b) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations,
(c) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (d) Capitalized Rentals and (e) Guaranties of obligations of others of the character referred to in this definition.

     "Institutional Holder" shall mean any Holder which is a Purchaser or any of the following: (a) a bank, savings and loan association, savings institution, trust company or national banking association, acting for its own account or in a fiduciary capacity, (b) a charitable foundation, (c) an insurance company, (d) a fraternal benefit society, (e) a pension, retirement or profit-sharing trust or fund within the meaning of Title I of ERISA or for which any bank, trust company, national banking association or investment adviser registered under the Investment Advisers Act of 1940, as amended, is acting as trustee or agent, (f) an investment company or business development company, as defined in the Investment Company Act of 1940, as amended, (g) a small business investment company licensed under the Small Business Investment Act of 1958, as amended,
(h) a broker or dealer registered under the Securities Exchange Act of 1934, as amended, or any investment adviser registered under the Investment Advisers Act of 1940, as amended, (i) a government, a public employees' pension or retirement system, or any other government agency supervising the investment of public funds, (j) any other entity all of the equity owners of which are Institutional Holders or (k) any other Person which may be within the definition of "qualified institutional buyer" as such term is used in Rule 144A, as from time to time in effect, promulgated under the Securities Act of 1933, as amended.

     "Investments" shall mean all investments, in cash or by delivery of property, made directly or indirectly in any Person or any property, whether by acquisition of shares of capital stock, Indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided that

     "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

     "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

     "Make-Whole Amount" shall mean in connection with any prepayment or acceleration of the Notes the excess, if any, of (a)the aggregate present value as of the date of such prepayment or payment of each dollar of principal being prepaid or paid (taking into account the application of such prepayment or payment required by Section 2.1) and the amount of interest (exclusive of interest accrued to the date of prepayment or payment) that would have been payable in respect of such dollar if such prepayment or payment had not been made, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (b)100% of the principal amount of the outstanding Notes being prepaid or paid. If the Reinvestment Rate is equal to or higher than 6.82%, the Make-Whole Amount shall be zero. For purposes of any determination of the Make-Whole Amount:

     "Reinvestment Rate" shall mean (1) the sum of .60%, plus the yield reported on page 500 of the Telerate Services Screen (or, if not available, any other nationally recognized trading screen reporting on-line intra day trading in the United States government Securities) at 11:00 A.M. (New York time) for the United States government Securities having a maturity (rounded to the nearest month) corresponding to the remaining Weighted Average Life to Maturity of the principal being prepaid or paid (taking into account the application of such prepayment or payment required by Section 2.1) or (2) in the event that no nationally recognized trading screen reporting on-line intraday trading in the United States government Securities is available, Reinvestment Rate shall mean the sum of .60%, plus the arithmetic mean of the yields for the two columns under the heading "Week Ending" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the principal being prepaid or paid (taking into account the application of such prepayment or payment required by Section 2.1). If no maturity exactly corresponds to such Weighted Average Life to Maturity, yields for the two published maturities most closely corresponding to such Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the "Reinvestment Rate," the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

     "Statistical Release" shall mean the then most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S.Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the Holders holding at least 66-2/3% in aggregate principal amount of the outstanding Notes.

     "Weighted Average Life to Maturity" of the principal amount of the Notes being prepaid or paid shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal. The term "Remaining Dollar-Years" of such principal shall mean the amount obtained by (1) multiplying (i) the remainder of (A) the amount of principal that would have become due on each scheduled payment date if such prepayment or payment had not been made, less (B) the amount of principal on the Notes scheduled to become due on such date after giving effect to such prepayment or payment and the application thereof in accordance with the provisions of Section 2.1, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between the date of determination and such scheduled payment date, and
(2) totalling the products obtained in (1).

     "Material Adverse Effect" shall mean a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

     "Material Subsidiary" shall mean any Subsidiary or group of Subsidiaries the gross revenues or assets of which constitute 3% or more of the gross revenues of the Company and its Subsidiaries determined on a consolidated basis or Consolidated Total Assets, as the case may be.

     "Minority Interests" shall mean any shares of stock of any class of a Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Company and/or one or more of its Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

     "Multiemployer Plan" shall have the same meaning as in ERISA.

     "Noteholder Notice" shall have the meaning set forth in Section 2.3.

     "Overdue Rate" shall mean the lesser of (a) the maximum interest rate permitted by law and (b)the greater of (1) 8.82% per annum and (2) the rate per annum which Morgan Guaranty Trust Company of New York announces from time to time as its prime lending rate as in effect from time to time plus 2%.

     "PBGC" shall mean the "Pension Benefit Guaranty Corporation" and any entity succeeding to any or all of its functions under ERISA.

     "Person" shall mean an individual, partnership, limited liability company, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

     "Plan" shall mean a "pension plan, as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

     "Preferred Stock" shall mean, in respect of any corporation, shares of the capital stock of such corporation that are entitled to preference or priority over any other shares of the capital stock of such corporation in respect of payment of dividends or distribution of assets upon liquidation.

     "Priority Debt" shall mean and include, as of the date of any determination, the sum of (a) Funded Debt of Subsidiaries plus (without duplication) (b) Funded Debt of the Company or any Subsidiary secured by a Lien which is incurred after the Closing Date and which is not otherwise permitted under Sections 5.8(A)(1) through (A)(7).

     "Property" shall mean any interest in any kind of Property or asset, whether real, personal or mixed, or tangible or intangible.

     "Purchasers" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "Redeemable" shall mean, with respect to the capital stock of any Person, each share of such Person's capital stock that is: (a) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into Debt of such Person (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any Person other than such Person, or (iii) upon the occurrence of a condition not solely within the control of such Person; or (b) convertible into other Redeemable capital stock.

     "Rentals" shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

     "Reportable Event" shall have the same meaning as in ERISA.

     "Responsible Officer" shall mean the President or the Vice President, Finance of the Company.

     "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

     "SFAS 106" shall mean Statement of Financial Accounting Standards No. 106, Employer's Accounting for Postretirement Benefits Other Than Pensions, issued by the Financial Accounting Standards Board.

     "SFAS 106" Adjustment Amount shall mean that amount reflected on each of the most recent audited consolidated balance sheet of the Company and its Subsidiaries reflecting the application of SFAS 106 reduced by any deferred tax asset related to such SFAS 106 Adjustment Amount determined in accordance with GAAP.

     The term "subsidiary" shall mean as to any particular parent corporation any corporation of which more than 50% (by number of votes) of the Voting Stock shall be beneficially owned, directly or indirectly, by such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company.

     "Unfunded Pension Liability" of any Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year, determined in accordance with statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan, exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

     "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

     "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) and all Indebtedness for borrowed money shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries.

     Section 8.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

     Section 8.3. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

Section 9.     Miscellaneous.

     Section 9.1. Registered Notes. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes, and the Company will register or transfer or cause to be registered or transferred, as hereinafter provided, any Note issued pursuant to this Agreement.

     At any time and from time to time any Holder which has been duly registered as hereinabove provided may transfer its Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by such Holder or its attorney duly authorized in writing.

     The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof and a Holder for all purposes of this Agreement. Payment of or on account of the principal, premium, if any, and interest on any Note shall be made to or upon the written order of such Holder.

     Section 9.2. Exchange of Notes. At any time and from time to time, upon not less than five days' notice to that effect given by a Holder holding any
Note initially delivered or any Note substituted therefor pursuant to Section 9.1, this Section 9.2 or Section 9.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to such Holder, except as set forth below, a Note for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, or Notes in the denomination of $1,000,000 (or such lesser amount as shall constitute 100% of the Notes of such Holder) or any amount in excess thereof as such Holder shall specify, dated the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated the date of issue, registered in the name of such Person or Persons as may be designated by such Holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

     Section 9.3. Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the Holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If an Institutional Holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

     Section 9.4. Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all of the Purchaser's out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including but not limited to the charges and disbursements of Chapman and Cutler, special counsel to the Purchaser, duplicating and printing costs and charges for shipping the Notes, adequately insured to the Purchaser's home office or at such other place as the Purchaser may designate, and all such expenses of the Holders relating to any amendments, waivers or consents pursuant to the provisions hereof (whether or not the same are actually executed and delivered), including, without limitation, any amendments, waivers, or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company also agrees to pay, within five Business Days of receipt thereof, supplemental statements of Chapman and Cutler for disbursements unposted or not incurred as of the Closing Date. The Company further agrees that it will pay and save the Purchaser harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify the Purchaser against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company agrees to pay the cost of obtaining the private placement number for the Notes and authorizes the submission of such information as may be required by Standard & Poor's CUSIP Service Bureau for the purpose of obtaining such number.

     Section 9.5. Powers and Rights Not Waived; Remedies Cumulative'. No delay or failure on the part of any Holder in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of each Holder are cumulative to, and are not exclusive of, any rights or remedies any such Holder would otherwise have.

     Section 9.6. Notices. All communications provided for hereunder shall be in writing and, if to a Holder, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, in each case addressed to such Holder at its address appearing on Schedule I to this Agreement or such other address as such Holder may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Company at 1800 South 14th Street, Elkhart, Indiana 46515, Attention: Secretary, or to such other address as the Company may in writing designate to the Holders; provided, however, that a notice to a Holder by overnight air courier shall only be effective if delivered to such Holder at a street address designated for such purpose in accordance with this Section, a notice to a Holder by facsimile communication shall only be effective if confirmed by transmission of a copy thereof by prepaid overnight air courier as set forth above and a notice to a Holder by registered or certified mail shall only be effective upon actual receipt thereof.

     Section 9.7. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Purchaser and its successors and assigns, including each successive Holder.

     Section 9.8. Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes.

     Section 9.9. Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated.

     Section 9.10. Governing Law. This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with Illinois law, including all matters of construction, validity and performance.

     Section 9.11. Submission to Jurisdiction. Any legal action or proceeding with respect to this Agreement or the Notes or any document related thereto shall be brought in the courts of the State of Illinois or of the United States of America for the Northern District of Illinois and in no other courts, and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property generally and unconditionally, the jurisdiction of the aforesaid courts. The Company hereby irrevocably and unconditionally waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any action or proceeding in such respective jurisdiction.

     Section 9.12. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

     Section 9.13. Additional Indebtedness. Subject to the terms and provisions hereof, the Company may, from time to time, issue and sell additional senior promissory notes and may, in connection with the documentation thereof, incorporate by reference various provisions of this Agreement. Such incorporation by reference shall not modify, dilute or otherwise affect the terms and provisions hereof including, without limitation, the priority of the Notes and the percentage of the Notes required to approve an amendment or effectuate a waiver under the provisions of Section 7 or the percentages of the Notes required to accelerate the Notes or rescind such an acceleration under provisions of Section 6.

      The execution hereof by the Purchaser shall constitute a contract between the Company and the Purchaser for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Signature Page;

Patrick Industries, Inc.



By
     Its


Accepted as of September, 1995.


Nationwide Life Insurance Company



By
     Its








     The execution hereof by the Purchaser shall constitute a contract between the Company and the Purchaser for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.


Signature Page;


Patrick Industries, Inc.



By /s/ David D. Lung
     Its  President


Accepted as of September 14, 1995.


Nationwide Life Insurance Company



By /s/ Jeffrey G. Milburn
     Its  Vice President
Corporate Fixed-Income Securities